EXHIBIT 1(A)(3)(b)(i)

          Form of Master Service and Distribution Compliance Agreement



              MASTER SERVICE AND DISTRIBUTION COMPLIANCE AGREEMENT


     This Agreement, made this 1st day of March, 1995, by and among InterSecurities, Inc.("ISI")and AUSA Life Insurance Company, Inc.("AUSA Life"), on its own behalf and on behalf of AUSA Series Life Account (the "Series Account"), a separate account of AUSA Life.

     WHEREAS, AUSA Life offers for sale certain variable life insurance policies (the "Policies") funded by the Series Account, unit investment trusts registered under the Investment Company Act of 1940, as amended ("1940 Act"), pursuant to effective registration statements filed with the Securities and Exchange Commission under the Securities Act of 1933 ("Securities Act"); and

     WHEREAS, ISI is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 ("1934 Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD"); and

     WHEREAS, AUSA Life desires to engage ISI in connection with the distribution of the Policies to maintain certain books and records, perform certain administrative and marketing services, and to fulfill certain regulatory requirements as set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

                               I. SERVICES OF ISI

     A. APPOINTMENT. AUSA Life hereby appoints ISI, and ISI accepts the appointment as, Master Servicer and Distributor of the Policies.

     B. DUTIES. ISI shall perform certain administrative, regulatory and other services with respect to the distribution of the Policies as described herein. ISI agrees to use its best efforts in performing such activities.

     C. WRITTEN AGREEMENTS. ISI shall enter into Agreements with broker-dealer firms ("Broker-Dealers") whose registered representatives have been or shall be licensed and appointed as life insurance agents of AUSA Life. AUSA Life shall pay all fees associated with the appointment of such registered representatives as insurance agents of AUSA Life. Such written Agreements with Broker-Dealers shall provide that such Broker-Dealers' properly licensed registered representatives shall be authorized to solicit applications for the purchase of the Policies. Such Agreements shall include such terms and conditions as ISI may determine not inconsistent with this Agreement. Provided, however, any such Agreement shall provide in substance:

         1. Broker-Dealer shall ensure that the Policies will be offered, sold and serviced only through persons who comply with all appropriate state insurance licensing requirements.

         2.   Broker-Dealer  shall agree that in performing its duties under the
              Policies,   Broker-Dealer   shall  be  acting  as  an  independent
              contractor, and not as an agent or employee of AUSA Life or ISI.

         3. Broker-Dealer shall indemnify and hold harmless AUSA Life and ISI from any claims,damages, expenses, liabilities or causes of action, asserted or brought by anyone, resulting from any negligent, fraudulent, or intentional acts, omissions, or errors of Broker-Dealer, its employees, registered representatives, other representatives, or agents in the offering for sale, solicitation, or servicing of the Policies, and from any negligent, fraudulent, or intentional acts, omissions, or errors of Broker-Dealer, its employees, registered representatives, other representatives, or agents in violation of Federal or state laws or regulations and NASD rules of any nature, applicable to the offering for sale, solicitation, or servicing of the Policies.

         4. Broker-Dealer shall assume full responsibility for the activities of all persons associated with it who are engaged directly or indirectly in the sales and securities operations of Broker-Dealer. Broker-

             Dealer shall indemnify and hold harmless ISI and AUSA Life from any claims, damages, expenses, liabilities or causes of action, asserted or brought by anyone, resulting from any private business transactions of any associated persons which are the subject of this paragraph.

         In obtaining and entering into written Agreements with Broker-Dealers, ISI will in all respects conform to the requirements of all state and Federal law, and the Rules of Fair Practice of the NASD.

     D. RECORDKEEPING. ISI shall maintain and preserve, or cause to be maintained and preserved, such accounts, books, and other documents as are required of it by the 1940 Act, the 1934 Act and any other applicable laws and regulations, including without limitation Rules 17a-3 and 17a-4 under the 1934 Act. The books, accounts and records of ISI as to services provided hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions.

         The payment of premiums, purchase payments, commissions and other fees and payments in connection with the Policies shall be reflected on the books, records and accounts of ISI as required under applicable NASD regulations and Federal and state securities law requirements. AUSA Life and ISI, from time to time during the term of this Agreement, shall agree as to the ministerial responsibility for maintaining and preserving the books, records and accounts kept in connection with the Policies; provided, however, in the case of books, records and accounts kept pursuant to a requirement of applicable law or regulation, the ultimate and legal responsibility for maintaining and preserving such books, records and accounts shall be that of the party which is required to maintain or preserve such books, records and accounts under the applicable law or regulation, and such books, records and accounts shall be maintained and preserved under the supervision of that party.

     E. PROMOTIONAL PROGRAM. ISI shall prepare a sales promotional program for the Policies and assist agents in utilizing the program. In addition, ISI shall provide Broker-Dealers and agents with sufficient quantities of sales promotional materials, prospectuses, sample Policies, applications and any necessary service forms.

     F.  SALES MATERIAL AND OTHER DOCUMENTS.

         1. ISI'S RESPONSIBILITIES. ISI shall be responsible for:

              (a) the design,  preparation and printing of promotional  material to be used in the distribution of the Policies, subject to AUSA Life's approval; and

              (b) the approval of promotional  material by the SEC and the NASD, where required.

         2.   AUSA LIFE'S RESPONSIBILITIES.

              (a) AUSA Life shall  provide  ISI with  sufficient  quantities  of prospectuses regarding the Policies and the Series Account.

              (b) AUSA Life shall be responsible for the approval of promotional
                  material  by  state  and  other  local  insurance   regulatory
                  authorities, if required.

     G. PAYMENTS TO BROKER-DEALERS. Commissions or other fees due to the Broker-Dealer or its representatives in connection with the sale of the Policies shall be paid by AUSA Life acting on behalf of and as a ministerial duty for ISI to the persons entitled thereto in accordance with the applicable agreement between each such Broker-Dealer or representative and ISI and/or AUSA Life. ISI shall assist AUSA Life in the payment of such amounts as AUSA Life shall reasonably request, provided that ISI shall not be required to perform any acts that would subject it to registration under the insurance laws of any state. The responsibility of ISI shall include the performance of all activities by ISI necessary in order that the payment of such amounts fully complies with all applicable state and Federal securities laws. Unless otherwise agreed to by AUSA Life in writing, neither ISI nor any representatives shall have an interest in any surrender charges, deductions or other fees payable to AUSA Life as set forth herein.

     H. COMPLIANCE. ISI shall, at all times, when performing its functions under this Agreement, be registered as a securities broker-dealer with the SEC and be a member of the NASD and licensed or registered as a securities broker-dealer in those jurisdictions where the performance of the duties contemplated by this Agreement would require such licensing or registration. ISI represents and warrants that it shall otherwise comply with provisions of Federal and state law in performing its duties hereunder.

     I. PAYMENT OF EXPENSES BY AUSA LIFE. AUSA Life shall pay the costs incurred in connection with ISI's provision of services hereunder and the distribution of the Policies, including those expenses incurred in connection with the printing of the prospectuses of the Series Account and for WRL Series Fund, Inc. (the "Fund") to be used in connection with the distribution of the Policies (to the extent that the Fund does not incur such expenses), and the preparation of sales literature and promotional materials for the Policies. AUSA Life shall furnish ISI with copies of all documents that ISI reasonably requests for use in connection with the distribution of the Policies.

                             II. GENERAL PROVISIONS

     A. INSPECTION OF BOOKS AND RECORDS. ISI and AUSA Life agree that all records relating to services provided hereunder shall be subject to reasonable periodic, special or other audit or examination by the SEC, NASD, or any state insurance commissioner or any other regulatory body having jurisdiction. ISI and AUSA Life agree to cooperate fully in any securities, insurance or judicial regulatory investigation, inspection, inquiry or proceeding arising in connection with the services provided under this Agreement, or with respect to ISI or AUSA Life or their affiliates, to the extent related to the distribution of the Policies. ISI and AUSA Life will notify each other promptly of any substantive customer complaint or notice of regulatory proceeding, and, in the case of customer complaint, will cooperate in arriving at a mutually satisfactory response. AUSA Life and ISI shall each cause the other to be furnished with such reports as it may reasonably request for the purpose of meeting its reporting and recordkeeping requirements.

     B. COMPENSATION. Unless otherwise agreed to by the parties hereto, ISI will receive no compensation for the services ISI performs hereunder. ISI acknowledges the receipt of good and valid consideration in connection with this Agreement in that ISI and AUSA Life are each a wholly-owned indirect subsidiary of AEGON USA, Inc. and ISI recognizes that it is beneficial to it to perform the duties required of it hereunder.

     C. TERMINATION. Subject to termination as hereinafter provided, the Agreement shall remain in full force and effect until terminated as herein provided.

         1. This Agreement may be terminated by either partner hereto upon 60 days written notice to the other party.

         2. This Agreement may be terminated upon written notice of one party hereto in the event of the bankruptcy or insolvency of such part to which the notice is given.

         3. This Agreement may be terminated at any time upon the mutual written consent of the parties hereto.

         4. This Agreement shall automatically be terminated in the event of its assignment.

         5. Upon termination of this Agreement, all authorizations, rights, and obligations shall cease except the obligations to settle accounts hereunder, including payments of premiums subsequently received for Policies in effect at the time of termination or issued pursuant to applications received by AUSA Life prior to termination.

     D. REGISTRATION. AUSA Life agrees to use its best efforts to effect and maintain the registration of the Policies under the Securities Act and the Series Account under the 1940 Act, and to qualify the Policies under the state securities and insurance laws. AUSA Life will pay or cause to be paid expenses (including the fees and disbursements of its own counsel) of the registration and maintaining of the Policies under the Securities

Act and the Series Account under the 1940 Act, and to qualify the Policies under the state securities and insurance laws.

     E. EXCLUSIVITY. The services of ISI to the Series Account hereunder are not to be deemed exclusive and ISI shall be free to render similar services to others so long as its services hereunder are not impaired or interfered with hereby.

     F. AUTHORITY. ISI shall have authority hereunder only as expressly granted in this Agreement.

     G. BINDING EFFECT. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement constitutes the entire Agreement between the parties hereto and may not be modified except in written instrument executed by all parties hereto. This Agreement supersedes in its entirety any and all previous agreements among the parties hereto with respect to the Policies; provided, however, any former agreement shall survive with respect to any Policies offered or sold during the term thereof.

     H. MISCELLANEOUS. This Agreement shall be subject to the provisions of the 1940 Act and the 1934 Act and the rules, regulations, and rulings thereunder and of the NASD, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith. Without limiting the generality of the foregoing, the term "assignment" shall not include any transaction exempted from
Section 15(b)(2) of the 1940 Act.

     I. GOVERNING LAW. This Agreement shall be governed by and continued in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officials thereunto duly authorized, as of the day and year first above written.

                                   AUSA LIFE INSURANCE COMPANY, INC.,
                                   on its own behalf and on behalf of
                                   AUSA SERIES LIFE ACCOUNT


                                   By: ____________________________________
                                   Title: ___________________________________

                                   INTERSECURITIES, INC.


                                   By: ____________________________________
                                   Title:  PRESIDENT

ausamast.doc